Exhibit 99.1

JERNIGAN CAPITAL ANNOUNCES $0.29 EARNINGS PER SHARE AND

$0.35 ADJUSTED EARNINGS PER SHARE FOR THIRD QUARTER 2017

MEMPHIS, Tennessee, November 1, 2017 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended September 30, 2017, and provided fourth quarter and updated full-year 2017 guidance along with preliminary expectations for 2018.

Highlights for the quarter include:

▪	Reported earnings per share and adjusted earnings per share of $0.29 and $0.35, respectively;
▪	Closed $70.5 million of new on-balance sheet development investments through quarter end ($330.3 million year-to-date through November 1, 2017);
▪	Acquired 100% of developer’s interests in self-storage facility in Orlando MSA;
▪	Achieved certificates of occupancy for five new self-storage facilities and stabilized physical occupancy at greater than 85% at two facilities; and
▪	Obtained $100 million revolving credit facility with an accordion feature permitting expansion up to $200 million.

“We are very pleased with our third quarter and our performance through the first nine months of the year,” Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. stated. “Our developers continue to find compelling self-storage sites notwithstanding fears of new supply, and our projects that have opened for business continue to track at or above our underwritten performance. In addition, we experienced several milestones this quarter: two self-storage facilities reached underwritten stabilized occupancy levels more than eighteen months ahead of schedule; we purchased our developer partner’s interests in the Ocoee, Florida facility, resulting in our outright ownership of a developed self-storage facility for the first time; four of the 11 facilities in our Heitman joint venture opened for business and have shown strong leasing trends since opening; and we completed an exhaustive study in conjunction with independent third party experts on new supply that we believe provides compelling facts that dispel the supply misperceptions that have pervaded our sector for several quarters. These milestones and strong quarterly results are the direct result of the hard work and dedication of the JCAP team and our development partners, and we are very excited about the growth of the business as we close out 2017 and look ahead to 2018.”

John Good, President and Chief Operating Officer of Jernigan Capital added, “We delivered exceptional growth this quarter, with total revenues and operating income increasing nearly 98% and 486%, respectively, over the third quarter of 2016. These results highlight the effectiveness of our business model and the scalability of our platform. We expect to exceed our initial investment closings guidance of $375 million for 2017. We are currently rolling out a new bridge loan product that we believe will drive significant incremental growth and profitability for the Company and provide us with a pipeline of additional off-market opportunities to acquire well-located latest generation self-storage facilities. This new product will leverage our expertise gained through reviewing more than $8 billion of opportunities over the past three years, our reputation as a leading capital provider to the self-storage sector and our long-standing network of contacts within the sector.  From a capital perspective we now have several attractive capital sources that provide us with the flexibility we need to fund the business. As we look forward, we expect 2018 to produce continued strong asset revenue growth, modest expense growth and substantial fair value gains as 2016 and 2017 development projects are completed and enter lease-up, resulting in additional significant returns to shareholders.”

Financial Highlights

Net income attributable to common stockholders for the three months ended September 30, 2017 was $4.1 million, or $0.29 per share, and adjusted earnings were $5.0 million, or $0.35 per share. Net income attributable to common stockholders for the nine months ended September 30, 2017 was $10.4 million, or $0.94 per share, and adjusted earnings were $12.4 million, or $1.12 per share.

Total revenues for the three and nine months ended September 30, 2017 were $3.4 million and $8.3 million, respectively, representing increases of $1.7 million, or 97.9%, and $3.9 million, or 88.9%, over revenues for the comparable periods in 2016. General and administrative expenses decreased 5.3% for the three months and increased 5.7% for the nine months ended September 30, 2017, compared to general and administrative expenses in the same periods in 2016.

General and administrative expenses and stock-based compensation expense (“SBE”), for the three and nine months ended September 30, 2017 and 2016 were as follows (dollars in thousands):

	Three months ended September 30,
	2017	2016	% inc (dec)
General and administrative expenses, excluding SBE	$1,090	$1,122	(2.9)%
Plus: SBE	296	341	(13.2)%
General and administrative expenses	$1,386	$1,463	(5.3)%

	Nine months ended September 30,
	2017	2016	% inc (dec)
General and administrative expenses, excluding SBE	$3,313	$3,274	1.2%
Plus: SBE	1,023	828	23.6%
General and administrative expenses	$4,336	$4,102	5.7%

The increase in SBE for the nine months ended September 30, 2017 was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during the second quarter of 2017.

Net income attributable to common stockholders and adjusted earnings for the three and nine months ended September 30, 2017 also include increases in fair value of investments of $3.4 million and $9.1 million, respectively, compared to increases of $4.9 million and $14.2 million for the three and nine months ended September 30, 2016, respectively. Results reflect the impact of the limited number of on-balance sheet closings in 2016 resulting in modest fair value adjustments in 2017 on the 2016 investments.

Capital Markets Activities

On July 25, 2017, the Company entered into a $100 million senior secured revolving credit facility, which has an accordion feature permitting expansion up to $200 million, subject to syndication. The current borrowing capacity under the credit facility is $33.3 million; however, the Company’s development property investments are eligible to be added to the borrowing base once they receive certificates of occupancy. Based on the Company’s estimate of certificates of occupancy expected to be received between now and the end of 2018, the Company anticipates a borrowing base sufficient to secure the full $200 million by December 31, 2018.

On October 26, 2017, the Company issued $10.0 million of its Series A Preferred Stock.

Dividends

On August 1, 2017, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $0.2 million was paid on October 13, 2017. A stock dividend of 6,703 shares of common stock was issued on October 13, 2017 for an aggregate value of $0.1 million pursuant to the terms of the Stock Purchase Agreement.

Additionally, on August 1, 2017, the Company declared a dividend of $0.35 per common share. The dividend was paid on October 13, 2017 to common shareholders of record on October 2, 2017.

Fourth Quarter and Full-Year 2017 Guidance

As the Company previously announced, one of its development investments, a self-storage facility under construction in Jacksonville, sustained wind damage from Hurricane Irma. In addition, its planned development facility in Houston experienced a significant delay in permitting and the beginning of construction due to Hurricane Harvey. As a result, a significant portion of the Company’s anticipated increase in fair value during the fourth quarter of 2017 is now expected to shift to the first and second quarters of 2018. This shift in timing has the effect of reducing the Company’s prior full-year guidance for change in fair value of investments by approximately $5.8 million on the low side and approximately $8.0 million on the high side, with a corresponding decrease in net income and adjusted earnings. The amount of the fourth quarter decrease in estimated change in fair value is captured as corresponding increases in estimated change in fair value in the 2018 guidance presented below.

The following tables reflect earnings per share and adjusted earnings per share guidance for the three months ending December 31, 2017 and updated guidance, reflecting the effect of the timing change caused by the hurricanes discussed above, for the full-year 2017 as compared to the full-year 2017 guidance previously provided. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation), the self-storage market, and overall economic conditions. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, and loss on modification of debt.

	Dollars in thousands,
	except share and per share data
	Three months ending
	December 31, 2017
	Low	High
Interest income and other revenues	$3,500	$3,610
Rental revenue from real estate owned	160	200
JV income	400	450
Total revenues and JV income	$4,060	$4,260
G&A expenses (1)	(2,840)	(2,730)
Property operating expenses (excl. depreciation and amortization)	(120)	(100)
Depreciation and amortization on real estate assets	(260)	(240)
Interest expense	(310)	(290)
Other interest income	100	110
Change in fair value of investments (2)	1,350	1,650
Loss on modification of debt	-	-
Net income	1,980	2,660
Net income attributable to preferred stockholders (3)	(480)	(430)
Net income attributable to common stockholders	1,500	2,230
Add: stock dividends	30	30
Add: stock-based compensation	420	400
Add: depreciation and amortization on real estate assets	260	240
Add: loss on modification of debt	-	-
Adjusted earnings	$2,210	$2,900
Earnings per share – diluted	$0.10	$0.16
Adjusted earnings per share - diluted	$0.15	$0.20
Average shares outstanding - diluted	14,300,000	14,300,000

(1)	Includes $1.1 million (low and high) of management fees for the three months ending December 31, 2017.
(2)	Excludes $0.3 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending December 31, 2017.
(3)	Represents both cash dividends and stock dividends estimated with respect to outstanding shares of Series A Preferred Stock.

	Dollars in thousands,
	except share and per share data
	Previous guidance for year ending		Updated guidance for year ending
	December 31, 2017		December 31, 2017		Change
	Low	High	Low	High	Low	High
Interest income and other revenues	$11,180	$11,400	$11,430	$11,540	$250	$140
Rental revenue from real estate owned	390	420	490	530	100	110
JV income	1,900	2,125	2,150	2,200	250	75
Total revenues and JV income	$13,470	$13,945	$14,070	$14,270	$600	$325
G&A expenses (1)	(10,070)	(9,720)	(9,550)	(9,440)	520	280
Property operating expenses (excl. depreciation and amortization) (2)	(200)	(180)	(310)	(290)	(110)	(110)
Depreciation and amortization on real estate assets (2)	(155)	(135)	(490)	(470)	(335)	(335)
Interest expense	(1,200)	(1,075)	(1,070)	(1,050)	130	25
Other interest income	650	675	580	590	(70)	(85)
Change in fair value of investments (3)	16,250	18,750	10,420	10,720	(5,830)	(8,030)
Loss on modification of debt	-	-	(235)	(235)	(235)	(235)
Net income	18,745	22,260	13,415	14,095	(5,330)	(8,165)
Net income attributable to preferred stockholders (4)	(1,800)	(1,700)	(1,515)	(1,465)	285	235
Net income attributable to common stockholders	16,945	20,560	11,900	12,630	(5,045)	(7,930)
Add: stock dividends	475	475	535	535	60	60
Add: stock-based compensation	1,475	1,450	1,445	1,425	(30)	(25)
Add: depreciation and amortization on real estate assets	155	135	490	470	335	335
Add: loss on modification of debt	-	-	235	235	235	235
Adjusted earnings	$19,050	$22,620	$14,605	$15,295	$(4,445)	$(7,325)
Earnings per share – diluted	$1.41	$1.71	$1.00	$1.06	$(0.41)	$(0.65)
Adjusted earnings per share - diluted	$1.58	$1.88	$1.22	$1.28	$(0.36)	$(0.60)
Average shares outstanding - diluted	12,050,000	12,050,000	11,950,000	11,950,000	100,000	100,000

(1)	Includes $3.5 million (low and high) and $3.7 million (low) / $3.6 million (high) of management fees for updated guidance and previous guidance for the year ending December 31, 2017, respectively.
(2)	Adjusted guidance to consider our purchase of 100% of developer’s interests in self-storage facility in Orlando MSA.
(3)

Excludes $1.3 million (low and high) and $1.4 million (low) / $1.6 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for updated guidance and previous guidance for the year ending December 31, 2017, respectively.

(4)	Represents both cash dividends and stock dividends estimated with respect to outstanding shares of Series A Preferred Stock.

The guidance above is based on the following key assumptions regarding the Company’s business activities in the fourth quarter of 2017:

▪	projected closings on $90 million to $100 million of new development property investments with a profits interest for the fourth quarter of 2017 ($395 million to $405 million for the full-year);
▪	fundings of approximately $35 million to $40 million on the Company’s investment commitments during the fourth quarter ($155 million to $160 million for the full-year);

▪

anticipated proceeds of $30 million from the issuance of Series A Preferred Stock during the fourth quarter of 2017, which includes the issuance of $10 million of Series A Preferred Stock on October 26, 2017; and

▪	no change in the key assumptions used to value the Company’s investments.

Over 75% of the development property investment commitments closed by the Company in 2016 were made through the Heitman joint venture (“JV”). The Company resumed closing on-balance sheet investments in late 2016. The 2017 guidance reflects the impact of the limited number of on-balance sheet closings in 2016 resulting in modest fair value adjustments in 2017 on the 2016 investments. The Company expects that the substantial increase in on-balance sheet investment activity in 2017 will result in significant increases in interest income and fair value appreciation in 2018.

Preliminary Full-Year 2018 Guidance

The following table reflects preliminary guidance for revenues, JV income, G&A expenses, and fair value appreciation for the full-year 2018. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions.

	Dollars in thousands
	Year ending
	December 31, 2018
	Low	High
Interest income from investments	$23,000	$25,000
Rental and other property-related income from real estate owned	900	1,000
Other income	80	100
Total revenues	$23,980	$26,100

JV income	1,400	1,900

G&A expenses	15,000	13,500

Change in fair value of investments(1)	46,000	56,000

(1)	Excludes $0.8 million (low) and $1.2 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income.

The guidance above is based on the following key assumptions regarding the Company’s business activities in the year ending December 31, 2018:

▪	projected closings on $200 million to $230 million of new development property investments with a profits interest in 2018;
▪	estimated fundings of approximately $260 million to $300 million on the Company’s closed and projected investment commitments in 2018(1);
▪	increases in general and administrative expenses largely due to anticipated increases in the Company’s management fees as equity capitalization increases;
▪	no significant change in the Company’s business model; and
▪	no additional purchases of developers’ interests.

(1)

At the time of Certificate of Occupancy of each development project financed by the Company, the amount of the Company’s commitment that is actually funded generally ranges from 88% to 90% of the Company’s total commitment, with the balance of such commitment held to fund interest payments and operating reserves during the initial 18 to 24 months lease-up of the project. The amount of estimated fundings reflect this investment methodology.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, November 2, 2017 at 10:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com . To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, November 16, 2017.

Supplemental financial and operating information as of and for the three and nine months ended September 30, 2017 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13669911

The replay can be accessed until midnight Eastern Time on November 16, 2017.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our future performance, obtaining certificates of occupancy at certain facilities in which we invest, the future availability for borrowings under our credit facility (including borrowing base capacities and the availability of the accordion amount), our fourth quarter 2017 earnings guidance and full-year 2017 updated earnings guidance, our preliminary full-year 2018 earnings guidance, including related key assumptions, future profits from investments, our anticipated loan closings, our access to capital, and our ability to fund our existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC from time to time, which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, loss on modification of debt, transaction and other expenses, restructuring costs, and deferred termination fee to manager. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

Investor Relations:

(901) 567-9580

Investorrelations@jerningancapital.com

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	September 30, 2017	December 31, 2016
	(unaudited)
Assets:
Cash and cash equivalents	$54,999	$67,373
Development property investments at fair value	188,540	95,102
Operating property loans at fair value	5,990	9,905
Investment in and advances to real estate venture	12,573	5,373
Self-storage real estate owned, net	15,594	-
Other loans, at cost	1,754	11,752
Deferred costs	3,813	2,207
Prepaid expenses and other assets	734	868
Fixed assets, net	196	199
Total assets	$284,193	$192,779

Liabilities:
Senior loan participations	$668	$18,582
Secured revolving credit facility	-	-
Due to Manager	1,438	1,008
Accounts payable, accrued expenses and other liabilities	1,035	697
Dividends payable	5,293	4,130
Total liabilities	8,434	24,417

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Cumulative preferred stock	9,445	9,448
Common stock	142	90
Additional paid-in capital	272,726	162,664
Accumulated deficit	(6,554)	(3,840)
Total equity	275,759	168,362
Total liabilities and equity	$284,193	$192,779

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Interest income from investments	$3,173	$1,698	$7,759	$4,374
Rental and other property-related income from real estate owned	160	-	328	-
Other revenues	28	-	174	-
Total revenues	3,361	1,698	8,261	4,374

Costs and expenses:
General and administrative expenses	1,386	1,463	4,336	4,102
Management fees to Manager	1,036	402	2,373	1,218
Property operating expenses of real estate owned	114	-	188	-
Depreciation and amortization of real estate owned	172	-	233	-
Transaction and other expenses	-	2	-	2,129
Restructuring costs	-	-	-	54
Deferred termination fee to Manager	-	-	-	239
Total costs and expenses	2,708	1,867	7,130	7,742

Operating income (loss)	653	(169)	1,131	(3,368)

Other income (expense):
Equity in earnings from unconsolidated real estate venture	730	436	1,747	854
Change in fair value of investments	3,384	4,867	9,066	14,185
Interest expense	(323)	(148)	(757)	(186)
Loss on modification of debt	(232)	-	(232)	-
Other interest income	245	8	479	43
Total other income	3,804	5,163	10,303	14,896
Net income	4,457	4,994	11,434	11,528
Net income attributable to preferred stockholders	(310)	-	(1,033)	-
Net income attributable to common stockholders	$4,147	$4,994	$10,401	$11,528

Basic earnings per share attributable to common stockholders	$0.29	$0.84	$0.94	$1.90
Diluted earnings per share attributable to common stockholders	$0.29	$0.84	$0.94	$1.90

Dividends declared per share of common stock	$0.35	$0.35	$1.05	$1.05

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	September 30, 2017	September 30, 2016
Net income attributable to common stockholders	$4,147	$4,994
Plus: stock dividends payable to preferred stockholders	132	-
Plus: stock-based compensation	296	341
Plus: depreciation and amortization on real estate assets	172	-
Plus: loss on modification of debt	232	-
Plus: transaction and other expenses	-	2
Adjusted Earnings	$4,979	$5,337

Adjusted Earnings per share attributable to common stockholders - diluted	$0.35	$0.90

Weighted average shares of common stock outstanding - diluted	14,244,345	5,963,093

	Nine months ended
	September 30, 2017	September 30, 2016
Net income attributable to common stockholders	$10,401	$11,528
Plus: stock dividends payable to preferred stockholders	503	-
Plus: stock-based compensation	1,023	828
Plus: depreciation and amortization on real estate assets	233	-
Plus: loss on modification of debt	232	-
Plus: transaction and other expenses	-	2,129
Plus: restructuring costs	-	54
Plus: deferred termination fee to Manager	-	239
Adjusted Earnings	$12,392	$14,778

Adjusted Earnings per share attributable to common stockholders - diluted	$1.12	$2.43

Weighted average shares of common stock outstanding - diluted	11,108,540	6,076,186

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Shares outstanding:
Weighted average common shares - basic	14,042,350	5,831,135	10,935,776	5,926,215
Effect of dilutive securities	201,995	131,958	172,764	149,971
Weighted average common shares, all classes	14,244,345	5,963,093	11,108,540	6,076,186

Calculation of Earnings per Share - basic
Net income	$4,457	$4,994	$11,434	$11,528
Less:
Net income allocated to preferred stockholders	310	-	1,033	-
Net income allocated to unvested restricted shares (1)	57	111	156	285
Net income attributable to common shareholders - two-class method	$4,090	$4,883	$10,245	$11,243

Weighted average common shares - basic	14,042,350	5,831,135	10,935,776	5,926,215
Earnings per share - basic	$0.29	$0.84	$0.94	$1.90

Calculation of Earnings per Share - diluted
Net income	$4,457	$4,994	$11,434	$11,528
Less:
Net income allocated to preferred stockholders	310	-	1,033	-
Net income attributable to common shareholders - two-class method	$4,147	$4,994	$10,401	$11,528

Weighted average common shares - diluted	14,244,345	5,963,093	11,108,540	6,076,186
Earnings per share - diluted	$0.29	$0.84	$0.94	$1.90

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$4,979	$5,337	$12,392	$14,778
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	68	118	185	365
Adjusted Earnings attributable to common stockholders - two-class method	$4,911	$5,219	$12,207	$14,413

Weighted average common shares - basic	14,042,350	5,831,135	10,935,776	5,926,215
Adjusted Earnings per share - basic	$0.35	$0.90	$1.12	$2.43

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders - two-class method	$4,979	$5,337	$12,392	$14,778

Weighted average common shares - diluted	14,244,345	5,963,093	11,108,540	6,076,186
Adjusted Earnings per share - diluted	$0.35	$0.90	$1.12	$2.43

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three and nine months ended September 30, 2017 and 2016.

JERNIGAN CAPITAL, INC.

2017 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Quarter ending December 31, 2017
	Low	High

Net income attributable to common stockholders	$1,500	$2,230
Plus: stock dividends payable to preferred stockholders	30	30
Plus: stock-based compensation	420	400
Plus: depreciation and amortization on real estate assets	260	240
Adjusted Earnings	$2,210	$2,900

Net income attributable to common stockholders per weighted average share	$0.10	$0.16
Adjusted Earnings per weighted average share	$0.15	$0.20

Weighted average shares of common stock outstanding	14,300,000	14,300,000

	Year ending December 31, 2017
	Low	High

Net income attributable to common stockholders	$11,900	$12,630
Plus: stock dividends payable to preferred stockholders	535	535
Plus: stock-based compensation	1,445	1,425
Plus: depreciation and amortization on real estate assets	490	470
Plus: loss on modification of debt	235	235
Adjusted Earnings	$14,605	$15,295

Net income attributable to common stockholders per weighted average share	$1.00	$1.06
Adjusted Earnings per weighted average share	$1.22	$1.28

Weighted average shares of common stock outstanding	11,950,000	11,950,000